ML-CFC 2007-6 - New Issue $2.15bn Fixed Rate CMBS ML-CFC Commercial
Mortgage Trust 2007-6 Commercial Mortgage Pass-Through Certificates,
Series 2007-6

Bookrunners: Merrill Lynch, Countrywide Co-Lead Managers: Merrill Lynch,
Countrywide
Co-Managers: Credit Suisse, Morgan Stanley Rating Agencies: Fitch, Moody's

Please note the following with respect to the MLCFC 2007-6 transaction:

Mortgage loan number 22, previously representing 1.0% of the initial mortgage pool balance and 1.2% of the initial loan group 1 balance, has been removed from the pool.

Updated certificate information as follows-
**PUBLIC**
CL       SIZE($MM)     F/M        SubLvL       WAL        PRIN WIN
A-1       27.682       AAA/Aaa    30.000%      2.64       1-56
A-2     [320.430]*     AAA/Aaa    30.000%      4.85       56-59
A-3       60.689*      AAA/Aaa    30.000%      7.26       59-113
A-4     [728.987]*     AAA/Aaa    30.000%      9.84       113-119
A-1A     364.360       AAA/Aaa          *** NOT OFFERED ***
A-M     [214.593]*     AAA/Aaa    20.000%      9.92       119-119
A-J     [182.403]*     AAA/Aaa    11.500%      9.92       119-119
B         42.919*      AA/Aa2      9.500%      9.92       119-119
C         16.094*      AA-/Aa3     8.750%      9.92       119-119
D         34.872*      A/A2        7.125%      9.92       119-119

*Revised

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the
SEC for more complete information about the depositor, the issuing entity and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior contradictory information regarding such assets.

This material is for your information and none of Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Countrywide Securities Corporation, Credit Suisse
Securities (USA) LLC or Morgan Stanley & Co. Incorporated (the "Underwriters")
is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short

positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).

Any legends, disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following are not applicable to these materials and should be disregarded:

(i) disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

(ii) disclaimers of responsibility or liability;

(iii) statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

(iv) language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

(v) statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

(vi) legends that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.